SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

June 7, 2007 (June 1, 2007)
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Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.
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(Exact name of registrant as specified in its charter)

Delaware
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(State or other jurisdiction of incorporation)

333-131875 (Commission File Number)	20-0065053 (IRS Employer Identification No.)

6510 Abrams Road, Suite 300, Dallas, TX 75231
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(Address of Principal Executive Offices)

Registrant's telephone number, including area code: 214-221-4610

INFORMATION TO BE INCLUDED IN THE REPORT

Item 5.02: Departure of Directors or Certain Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

(i) Resignation of David Patir as Chief Financial Officer. On June 1, 2007, David Patir submitted his resignation as Chief Financial Officer of Zion Oil & Gas, Inc. (the "Company") in order to pursue other business activities.

(ii) Appointment of Philip Mandelker as Executive Vice President. On June 7, 2007, Mr. Philip Mandelker, the Company's Secretary, who had been serving as outside General Counsel to the Company, was appointed to the position of Executive Vice President. Mr. Mandelker will continue to serve as a director of the Company (a position he has held since 2001). As Executive Vice President, Mr. Mandelker's activities will include the executive oversight of legal counsel, and of any independent consultants and other (non-accounting) service provides in Israel, and the administrative oversight of the outside accounting/bookkeeping functions in Israel.

In connection with his appointment as Executive Vice President, the Company and Mr. Mandelker entered to a Personal Employment Agreement (the "PEA") pursuant to which Mr. Mandelker will be paid an annual salary of $200,000, payable monthly, and will also be entitled to receive severance benefits at a rate equal to 13 1/3% of his annual salary and disability insurance at a rate equal to 2 1/2% of his annual salary, all in accordance with Israeli law and standard practice for management employees ("Social Benefits Payments"). The PEA provides for an initial term that continues through December 31, 2008; thereafter, the PEA shall be automatically extended for additional one year periods unless either party shall advise the other 180 days before expiration of the initial or extended term of its intention to not extend the agreement beyond its then scheduled expiration date. Either the Company or Mr. Mandelker can terminate the employment relationship at any time upon 90 days' notice, provided, that, if the Company were to terminate the PEA for any reason other than Cause (as defined in the PEA) or due to disability, then Mr. Mandelker would be entitled to receive his salary and Social Benefits Payments to which he would have otherwise been entitled had he remained in the employment of the Company under the PEA but for its termination, plus an additional six months' salary ("Termination Benefits"). In the event that within one year of the completion of a "Business Combination" (as defined in the PEA) the Company terminates Mr. Mandelker's employment for any reason other than for Cause or due to disability or the Company elects to not extend the PEA for an additional one year term (prior to Mr. Mandelker attaining the age of 70), then, in addition to the Termination Benefits referred to above, Mr. Mandelker will be entitled to receive an additional 18 months' salary then payable under the PEA. In the event that the Company establishes a long-term management incentive plan funded by the equivalent of a 1.5% overriding royalty or net profits interest (after pay-out calculated on a well by well basis) (the "Plan"), the establishment of which is in the Company's sole discretion, then Mr. Mandelker will be granted a 10% interest in the Plan income attributable to wells drilled by the Company prior to the end of the termination of the PEA. The PEA also includes certain customary confidentiality and non-compete provisions that prohibit the executive from competing with the Company for six months, or soliciting the Company's employees for one year, following the termination of his employment.

Attached as Exhibit 99.1 at Item 9.01(d) below is the press release that the Company issued relating to Mr. Mandelker's appointment and Mr. Patir's resignation.

Item 9.01(d): Exhibits

Exhibit 99.1 Press Release dated June 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 7, 2007

Zion Oil and Gas, Inc.

By: /s/ Philip Mandelker

Philip Mandelker
Executive Vice President and Secretary